                                                                    EXHIBIT 23.5

                    [LETTERHEAD OF DEGOLYER AND MACNAUGHTON]


                                 April 29, 1999


Vintage Petroleum, Inc.
4200 One Williams Center
Tulsa, Oklahoma 74172

Gentlemen:

     We hereby consent to the inclusion of the information incorporated by reference in this Form S-3 Registration Statement with respect to the Bolivian oil and gas reserves, as of December 31, 1998, of Vintage Petroleum, Inc. (the "Company"), the future net revenues from such reserves, and the present value thereof, as set forth in our "Appraisal Report as of December 31, 1998, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.-- SEC Case," which information has been incorporated by reference in this Form S-3 Registration Statement in reliance upon such report of this firm and upon the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues incorporated by reference from the Company's filings because our estimates of future net revenues and discounted present value of future net revenues have been combined with estimates prepared by other petroleum engineers and (ii) the accuracy of reserve estimates and the basis for changes to reserve estimates prior to December 31, 1998. We hereby further consent to the references to our firm included in the "Experts" section in this Form S-3 Registration Statement.

                                    Very truly yours,

                                    /s/ DEGOLYER AND MACNAUGHTON

                                    DeGOLYER and MacNAUGHTON